Exhibit 97.1

Nxu, INC.

Incentive Based Compensation Recoupment Policy

1.	Purpose. The purpose of the Nxu, Inc. Incentive Based Compensation Recoupment Policy (the “Policy”) is to set forth the circumstances in which Nxu, Inc. (the “Company”) will recover the amount of Erroneously Awarded Compensation (as defined below) received by a current or former Executive Officer (as defined below) in the event that the Company is required to prepare an Accounting Restatement (as defined below).

2.	Definitions. For purposes of this Policy, the following terms have the definitions set forth below:

A.	“Accounting Restatement” shall mean the required revision of a previously issued financial statement for correction of an error in such financial statement that is (i) due to the material noncompliance of the Company with any applicable financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in a previously issued financial statement that is material to such previously issued financial statement, or (ii) not material to a previously issued financial statement, but would result in a material misstatement if the error were corrected in the current period (i.e., as of the time of the Accounting Restatement) financial statements or left uncorrected in the current period financial statements.

B.	“Board” shall mean the Board of Directors of the Company.

C.	“Committee” shall mean the Compensation Committee of the Board, or in the absence of such committee, a group constituting the majority of the Board’s independent directors.

D.	“Effective Date” shall mean October 2, 2023.

E.	“Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer and in connection with any Accounting Restatement, the amount of Incentive Based Compensation received by such Executive Officer that exceeds the amount of Incentive Based Compensation that would have been received by such Executive Officer had it been determined based on the restated amounts set forth in the Accounting Restatement.

F.	“Executive Officer” shall mean each individual designated as an “officer” of the Company in accordance with 17 C.F.R. 240.16a-1(f). Identification of an executive officer for purposes of this Policy would include, at a minimum, executive officers identified pursuant to 17 C.F.R. 229.401(b).

G.	“Financial Reporting Measures” means financial measures that are used for evaluating the attainment of Incentive Based Compensation and that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, as well as any financial measures that are derived wholly or in part from such measures. For purposes of this Policy, the Company’s stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.

H.	“Incentive Based Compensation” means compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including any earnings, proceeds or other economic benefit received at any time related thereto. Incentive Based Compensation is deemed received by an Executive Officer in the Company’s fiscal year during which the Financial Reporting Measure specified in the Incentive Based Compensation award is attained, even if the payment or grant of the Incentive Based Compensation occurs after the end of that period.

I.	“Nasdaq” shall mean the Nasdaq Stock Market.

J.	“Required Restatement Date” shall mean the earlier to occur of (i) the date upon which the Board, the Committee or the officers of the Company authorized to take such action, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date upon which a court, regulator or other legally authorized body directs the issuer to prepare an Accounting Restatement in a final, non-appealable order or judgment.

K.	“SEC” shall mean the U.S. Securities and Exchange Commission.

3.	Application.

A.	This Policy applies to all Incentive Based Compensation received by a current and former Executive Officer: (i) on or after the Effective Date; (ii) after beginning service as an Executive Officer; (iii) who served as an Executive Officer at any time during the performance period for which Incentive Based Compensation was received; (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (v) during the three completed fiscal years immediately preceding the Required Restatement Date.

B.	Notwithstanding Paragraph A of this Section 3, this Policy applies during any transition period that results from a change in the Company’s fiscal year within or immediately following the three completed fiscal year period. For the avoidance of doubt any transition period between the last day of the Company’s previous fiscal-year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.

C.	For the avoidance of doubt, references to Executive Officer throughout this Policy shall be read to refer to current or former Executive Officers in accordance with this Section 3, unless otherwise noted.

4.	Recovery of Erroneously Awarded Incentive Based Compensation.

A.	In the event of an Accounting Restatement, the Company shall promptly determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall provide written notice to each Executive Officer of (i) the Required Restatement Date, (ii) the amount of Erroneously Awarded Compensation received, and (iii) the method, manner, and time for repayment or return or such Erroneously Awarded Compensation, as applicable. The amount of Incentive Based Compensation that is subject to recovery will be computed without regard to any taxes paid.

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B.	The Committee shall have the discretion to reasonably determine the appropriate means of recovery of such Erroneously Awarded Compensation based on applicable facts and circumstances. If an Executive Officer fails to repay Erroneously Awarded Compensation to the Company by the time and in the manner set forth in writing by the Committee, the Company shall take all actions reasonable and appropriate to recover the Erroneously Awarded Compensation from the Executive Officer. The Executive Officer shall be required to reimburse the Company for all expenses and attorney’s fees reasonably incurred by the Company in recovering Erroneously Awarded Compensation to the extent permitted under applicable law.

C.	For Incentive Based Compensation based on the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement:

i.	the amount will be based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive Based Compensation was received; and

ii.	the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

5.	Recovery Exceptions. The Company will recover Erroneously Awarded Compensation in accordance with this Policy, except to the extent that any of the following conditions are met and applicable, and the Committee has determined that recovery would be impracticable:

A.	the direct expense reasonably expected to be paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on the expense of enforcement, the Company will make a reasonable attempt to recover such Erroneously Awarded Compensation without incurring any third party expense, document such reasonable attempt(s) to recover and provide such documentation to Nasdaq;

B.	recovery would violate home country law, applicable where the Company is incorporated outside of the United States, and that law was adopted prior to November 28, 2022; provided that before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company will obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and provide such opinion to Nasdaq; or

C.	recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

6.	Reporting and Disclosure Requirements. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable SEC filings.

7.	Indemnification Prohibition. The Company will not indemnify any current or former Executive Officer against any losses stemming from the application of this Policy to Erroneously Awarded Compensation.

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8.	Other Recoupment Rights. This Policy is not intended to limit the Company’s ability to pursue equitable relief or other means to recover monetary damages resulting from an Executive Officer’s wrongdoing. The Company retains all rights it may have under applicable law.

9.	Administration. The Committee shall have sole discretion in making all determinations under this Policy. Any determinations of the Committee shall be binding on the Executive Officer.

10.	Amendment. This Policy may be amended from time to time in the Committee’s sole discretion.

11.	Compliance with the Exchange Act. Notwithstanding the foregoing, this Policy shall be interpreted and administered consistent with the applicable securities laws, including the requirements of (i) Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) Rule 10D-1 under the Exchange Act, and (iii) the listing standards adopted by Nasdaq pursuant to Rule 10D-1, and, to the extent this Policy is in any manner deemed inconsistent with such requirements, this Policy shall be treated as retroactively amended to be compliant with such requirements.

12.	Acknowledgement. Each Executive Officer shall sign and return to the Company, within 15 calendar days following the later of (i) the Effective Date or (ii) the date the individual becomes an Executive Officer, the Acknowledgement Form attached as Exhibit A.

13.	Savings Clause. To the extent that any of the provisions of this Policy are found by a court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason, such provision shall be deleted, and the balance of this Policy shall not be affected.

Approved and Adopted: October 2, 2023

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Exhibit A

NXU, INC.

INCENTIVE BASED COMPENSATION RECOVERY POLICY

ACKNOWLEDGEMENT AND ACCEPTANCE FORM

By signing this Acknowledgement and Acceptance Form below, the undersigned (the “Executive Officer”) acknowledges and confirms that the Executive Officer has received and reviewed a copy of the Incentive Based Compensation Recovery Policy (the “Policy”) of Nxu, Inc. (the “Company”).

In consideration of the Executive Officer’s eligibility to receive future Incentive Based Compensation (as defined in the Policy) and to participate in Incentive Based Compensation plans, as well as other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Executive Officer signing this Acknowledgement and Acceptance Form below, the Executive Officer acknowledges and agrees that:

1.	the Executive Officer is and will continue to be fully bound by, and subject to, the Policy;

2.	in the event of any inconsistency between the Policy and the terms of any employment or separation agreement to which the Executive Officer is a party, or the terms of any compensation plan, program or arrangement under which any Incentive Based Compensation is granted, awarded, earned or paid, the terms of the Policy shall govern;

3.	the Policy will apply both during and after the Executive Officer’s employment with the Company;

4.	the Policy will apply to past and future Incentive Based Compensation as provided in the Policy; and

5.	the Executive Officer is required to comply with the terms and conditions of the Policy, including, without limitation, the requirement to return any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

ACKNOWLEDGED AND ACCEPTED:

EXECUTIVE OFFICER

Signature

Print Name:

Date:

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